EXHIBIT 99
FOR IMMEDIATE RELEASE
Thursday, August 21, 1997

PHOENIX, Ariz., August 21: OrthoLogic Corp. (NASDAQ: OLGC) today reported changes in the company's senior management.

Dr. Allan M. Weinstein, chairman and chief executive officer since founding the company in 1987, will assume the title of vice-chairman and chief executive officer and, after a new president and chief executive officer is named, will focus his activities exclusively on strategic business opportunities. "I'm confident this change will ease the way to recruiting a new president/CEO by clearly demonstrating my intention to hand over the reins," said Dr. Weinstein.

In related announcements, John M. Holliman, III was elected chairman of the board, and Dr. Frank Magee was appointed to the post of acting president. Holliman, a partner with Valley Ventures, is one of OrthoLogic's founding institutional investors. Holliman said he is "actively engaged in the process of recruiting a new president/CEO" and termed the endeavor as "among the highest priorities for the company." Dr. Magee, who formerly held the title of executive vice president, will address day-to-day operational issues of the company until the new president/CEO is named. Dr. Magee joined OrthoLogic in 1989.

OrthoLogic  develops,   manufactures  and  markets  proprietary  technologically
advanced orthopaedic devices designed to promote the healing of musculoskeletal tissue. Founded in 1987, the company is headquartered in Phoenix.

For information on OrthoLogic Corp. by facsimile at no cost, call 1-800-PRO-INFO and dial client code OLGC.
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